Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, (As Amended and Restated as of November 5, 2008), of Cardinal Health, Inc. of our reports dated August 22, 2008, with respect to the consolidated financial statements and financial statement schedule of Cardinal Health, Inc. and the effectiveness of internal control over financial reporting of Cardinal Health Inc. included in its Annual Report (Form 10-K) for the fiscal year ended June 30, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP
Columbus, Ohio
November 5, 2008